EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

FOURTH QUARTER 2013 RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. January 22, 2014.  Amphenol Corporation (NYSE:APH) reported today fourth quarter 2013 record diluted earnings per share, excluding one-time items, of $1.05 compared to $.94 for the comparable 2012 period. On an as reported basis, diluted earnings per share were $1.04 and $0.86 for the fourth quarter of 2013 and 2012, respectively.  Such per share amount for the 2013 period includes a charge for acquisition-related transaction costs of $3.4 million ($2.4 million after tax), or $.01 per share relating to 2013 acquisitions.  Such per share amount for the 2012 period included one-time charges of $.08 per share comprised of acquisition-related transaction costs of $2 million ($2 million after tax) or $.01 per share relating to 2012 acquisitions; and income tax costs of $11 million or $.07 per share resulting from the delay by the U. S. government in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.

Sales for the fourth quarter 2013 were a record $1.246 billion compared to $1.146 billion for the 2012 period. Currency translation had the effect of increasing sales by approximately $7.5 million in the fourth quarter 2013 compared to the 2012 period.

For the full year ended December 31, 2013, diluted earnings per share excluding one-time items was $3.85 compared to $3.47 for the 2012 period.  On an as reported basis, 2013 diluted earnings per share of $3.92 included the following one-time items: (1) an income tax benefit of $11 million, or $.07 per share related to the January 2, 2013 reinstatement of certain federal income tax provisions described above with retroactive effect to 2012 - under U.S. GAAP, the related benefit to the Company of $11 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement; (2) an income tax benefit of $3.6 million, or $.02 per share, relating to a reduction in tax expense due primarily to the completion of prior year audits and (3) a $6.0 million ($4.6 million after tax), or $.02 per share charge for acquisition-related transaction costs.  As reported diluted earnings per share for the year 2012 was $3.39 and included one-time charges of $.08 per share described above.

Sales for the full year ended December 31, 2013 were $4.615 billion compared to $4.292 billion for the 2012 period.  Currency translation had the effect of increasing sales by approximately $15.4 million for the full year 2013 compared to the 2012 period.

The Company completed four acquisitions during the fourth quarter of 2013 for a total purchase price of $455 million. These include the previously announced acquisitions of the Advanced Sensors Business of General Electric (NYSE:GE), a global manufacturer of sensors and sensor-based instruments primarily for the industrial and automotive markets with annual sales of approximately $225 million, and Ionix Aerospace Ltd, a UK-based high technology cable assembly company focused primarily on the commercial aerospace market with annual sales of approximately $35 million. In addition, the Company completed the acquisition of Tecvox LLC, a US-based provider of value-added components and assemblies to the automotive infotainment connectivity market with annual sales of approximately $45 million, and the acquisition of Hangzhou Jet Interconnect Technology Co., a China-based manufacturer and supplier to Amphenol, specializing in high precision and fine pitch mechanical components and tooling.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report record fourth quarter sales of $1.246 billion and EPS, excluding one-time items, of $1.05, up 9% and 12%, respectively, over the comparable 2012 quarter.  The sales growth over last year was driven both organically and through acquisitions in the commercial aerospace, automotive, industrial and information technology and data communications markets. For the full year 2013, sales were up 8% over last year with contributions from most of our served markets.  Our strong growth is further confirmation of the significant benefits of the Company’s technology leadership and diversification.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in an operating margin improvement of 20 basis points over the prior year quarter to 19.7%, before one-time items, driving strong 12% EPS growth and record EPS, before one-time items, of $1.05 in the quarter.  This performance is a direct result of our management team’s ability to react quickly in a dynamic environment, especially given the continuing high levels of uncertainty in most of the world’s economies.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities. Consistent with that strategy, the Company completed five acquisitions in 2013, including four in the fourth quarter.  These 2013 acquisitions strengthen and broaden our technology offering in the industrial, automotive and commercial aerospace markets. In particular, our entrance into the highly-engineered sensor and sensor-based instrument market through the acquisition of Advanced Sensors represents a unique complement to our core interconnect offering, creating significant expansion opportunities with the potential to deliver additional value-added solutions to our customers across a wide variety of end markets. In addition, the acquisition of Tecvox will accelerate Amphenol’s participation in the significant growth opportunity of automotive infotainment. As a complement to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value, including, in this quarter, the purchase of 329,000 shares of the Company’s stock pursuant to our stock repurchase plan.”

“The overall global economic environment remains uncertain.  Considering such an environment and assuming current currency exchange rates, we expect first quarter 2014 revenues in the range of $1.180 billion to $1.210 billion and diluted EPS in the range of $.93 to $.96 (excluding one-time items).  For the year 2014, we expect to achieve revenues and diluted EPS in the range of $5.0 billion to $5.12 billion and $4.15 to $4.27 (excluding one-time items), respectively, an increase of 8% to 11% over 2013 revenues and 8% to 11% over 2013 diluted EPS (excluding one-time items).  Despite the many continuing uncertainties in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect and sensor technologies across all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) January 22, 2014.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 11:59 P.M. (EST) on Friday, February 21, 2014.  The replay numbers are toll free 888-568-0353; International toll number is 203-369-3908; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2012, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
	2013	2012	2013	2012

Net sales	$1,245,735	$1,145,978	$4,614,669	$4,292,065

Cost of sales	856,429	790,527	3,163,835	2,948,853

Gross profit	389,306	355,451	1,450,834	1,343,212

Acquisition-related expenses	3,446	2,000	5,983	2,000

Selling, general and administrative expense	144,500	132,231	548,038	512,867

Operating income	241,360	221,220	896,813	828,345
	.
Interest expense	(16,427)	(15,599)	(63,553)	(59,613)
Other income, net	3,942	2,652	13,385	10,109

Income before income taxes	228,875	208,273	846,645	778,841

Provision for income taxes	(59,996)	(66,706)	(207,896)	(219,333)

Net income	168,879	141,567	638,749	559,508
Less: Net income attributable to noncontrolling interests	(1,000)	(1,205)	(3,077)	(4,191)

Net income attributable to Amphenol Corporation	$167,879	$140,362	$635,672	$555,317

Net income per common share - Basic	$1.06	$0.88	$4.00	$3.44

Weighted average common shares outstanding - Basic	158,283,126	160,379,864	159,092,787	161,522,080

Net income per common share - Diluted (1) (2)	$1.04	$0.86	$3.92	$3.39

Weighted average common shares outstanding - Diluted	161,673,496	162,789,858	162,274,499	163,947,111

Dividends declared per common share	$0.200	$0.105	$0.610	$0.420

Note 1           Earnings per share in the three months ended December 31, 2013 included acquisition-related expenses of $3.4 million ($2.4 million after-tax), or $.01 per share, relating to 2013 acquisitions.  Earnings per share in the twelve months ended December 31, 2013 included acquisition-related expenses of $6.0 million, $4.6 million after-tax or $.02 per share, relating to 2013 acquisitions and a $3.6 million, or $.02 per share, income tax benefit due primarily to the favorable completion of prior year audits. Earnings per share in the twelve months ended December 31, 2013 also included an income tax benefit of $11.3 million, or $.07 per share, resulting from the delay, by the U.S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $1.05 and $3.85 for the three and twelve months ended December 31, 2013, respectively.

Note 2           Earnings per share in the three and twelve months ended December 31, 2012 included one-time charges of $.08 per share comprised of acquisition-related transaction costs of $2.0 million ($2.0 million after tax), or $.01 per share, relating to 2012 acquisitions and income tax costs of $11.3 million, or $.07 per share, resulting from the delay, by the U.S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Excluding these effects, diluted earnings per share was $.94 and $3.47 for the three and twelve months ended December 31, 2012, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	December 31,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$886,838	$690,850
Short-term investments	305,324	251,653
Total cash, cash equivalents and short-term investments	1,192,162	942,503
Accounts receivable, less allowance for doubtful accounts of $12,010 and $10,372, respectively	1,001,012	910,711
Inventories	792,644	733,718
Other current assets	171,749	119,983

Total current assets	3,157,567	2,706,915

Land and depreciable assets, less accumulated depreciation of $803,954 and $715,895, respectively	532,425	417,436
Goodwill and other long-term assets	2,478,036	2,091,112

	$6,168,028	$5,215,463

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$549,942	$496,525
Accrued salaries, wages and employee benefits	104,859	89,142
Accrued income taxes	96,388	94,341
Other accrued expenses	157,252	108,213
Short-term debt	701,437	100,293

Total current liabilities	1,609,878	888,514

Long-term debt	1,431,437	1,606,204
Accrued pension and post employment benefit obligations	180,021	244,571
Other long-term liabilities	66,620	33,992

Equity:
Common stock	159	160
Additional paid-in capital	489,930	336,683
Accumulated earnings	2,424,372	2,210,120
Accumulated other comprehensive loss	(54,952)	(117,004)

Total shareholders’ equity attributable to Amphenol Corporation	2,859,509	2,429,959

Noncontrolling interests	20,563	12,223

Total equity	2,880,072	2,442,182

	$6,168,028	$5,215,463

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Twelve months ended
	December 31,
	2013	2012

Cash flow from operating activities:
Net income	$638,748	$559,508
Adjustments for cash flow from operating activities:
Depreciation and amortization	136,482	121,779
Stock-based compensation expense	36,070	31,412
Excess tax benefits from stock-based compensation payment arrangements	(21,045)	(21,648)
Net change in components of working capital	(26,308)	(8,946)
Net change in other long-term assets and liabilities	5,103	(7,426)

Cash flow provided by operating activities	769,050	674,679

Cash flow from investing activities:
Additions to property, plant and equipment	(158,448)	(129,099)
Proceeds from disposals of fixed assets	3,712	4,828
Purchases of short-term investments	(741,062)	(379,605)
Sales and maturities of short-term investments	687,391	261,800
Acquisitions, net of cash acquired	(484,907)	(251,523)

Cash flow used in investing activities	(693,314)	(493,599)

Cash flow from financing activities:
Issuance of senior notes	—	498,730
Borrowings under credit facilities	1,041,400	819,556
Repayments under credit facilities	(620,374)	(988,800)
Payment of fees and expenses related to debt financing	(2,827)	(4,318)
Proceeds from exercise of stock options	95,142	95,451
Excess tax benefits from stock-based compensation payment arrangements	21,045	21,648
Payments to shareholders of noncontrolling interests	(4,371)	(5,206)
Purchase and retirement of treasury stock	(324,655)	(380,023)
Dividend payments	(96,771)	(70,122)

Cash flow provided by (used in) financing activities	108,589	(13,084)

Effect of exchange rate changes on cash and cash equivalents	11,663	7,768

Net change in cash and cash equivalents	195,988	175,764
Cash and cash equivalents balance, beginning of period	690,850	515,086

Cash and cash equivalents balance, end of period	$886,838	$690,850

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Trade Sales:
Interconnect Products	$1,164,124	$1,060,452	$4,268,980	$3,987,286
Cable Products	81,611	85,526	345,689	304,779
Consolidated	$1,245,735	$1,145,978	$4,614,669	$4,292,065

Operating income, excluding one-time items:
Interconnect Products	$254,185	$230,104	$931,003	$858,066
Cable Products	9,922	11,308	46,354	41,139
Stock-based compensation expense	(9,486)	(8,244)	(36,070)	(31,411)
Other operating expenses	(9,815)	(9,948)	(38,491)	(37,449)
Operating income, excluding one-time items	244,806	223,220	902,796	830,345

Acquisition-related expenses	(3,446)	(2,000)	(5,983)	(2,000)
Consolidated	$241,360	$221,220	$896,813	$828,345

ROS%:
Interconnect Products	21.8%	21.7%	21.8%	21.5%
Cable Products	12.2%	13.2%	13.4%	13.5%
Stock-based compensation expense	-0.8%	-0.7%	-0.8%	-0.7%
Other operating expenses	-0.8%	-0.9%	-0.8%	-0.9%

ROS, excluding one-time items	19.7%	19.5%	19.6%	19.3%

Acquisition-related expenses	-0.3%	-0.2%	-0.2%	0.0%
Consolidated	19.4%	19.3%	19.4%	19.3%